Exhibit 99.1

INTER PARFUMS, INC. REPORTS 2015 FIRST QUARTER RESULTS

DILUTED EPS UP 10.3%

New York, New York, May 11, 2015: Inter Parfums, Inc. (NASDAQ GS: IPAR) today reported results for the first quarter ended March 31, 2015.

First Quarter 2015 Compared to First Quarter 2014:

•	Net sales were $109.2 million compared to $121.7 million; at comparable foreign currency exchange rates, net sales decreased 2.8%;
•	European-based operations generated net sales of $86.7 million compared to $102.3 million;
•	Sales by U.S.-based operations rose 16% to $22.5 million from $19.4 million;
•	Gross margin was 61.9% of net sales compared to 56.9%;
•	S,G&A expense as a percentage of net sales was 42.6% for both periods;
•	Operating income was $21.1 million, up 20.9% compared to $17.4 million;
•	Operating margin rose to 19.3% compared to 14.3%;
•	Net income attributable to Inter Parfums, Inc. was $10.0 million or $0.32 per diluted share compared to $8.9 million or $0.29 per diluted share.

Jean Madar, Chairman & CEO of Inter Parfums, Inc. noted, “As we reported last month, the comparable quarterly decline in sales by our European-based operations was primarily due to two factors. One was the nearly 20% depreciation of the euro versus the dollar, which concealed meaningful gains by two of our largest brands, Montblanc and Jimmy Choo, where in local currency brand sales rose 19% and 52%, respectively. In dollars however, Montblanc brand sales declined 2% while Jimmy Choo brand sales rose only 25%. The second factor was last year’s launch of Karl Lagerfeld’s signature scents for men and women, which produced more than $13 million in brand sales in the first quarter of 2014 compared to $2.5 million in the current first quarter. Offsetting some of the sales decline by our European-based operations was the 16% increase by our U.S.-based operations, which unveiled two new products during the quarter, Extraordinary by Oscar de la Renta and Icon by Dunhill, and sales of both have surpassed our expectations.”

On the subject of new product launches for European operations slated for the year, Mr. Madar noted, “The new fragrance line-up is rich in 2015 and has already begun with a men’s and women’s fragrance, Boucheron Quatre. There will also be a women’s version of Emblem by Montblanc, a new Jimmy Choo women’s scent called Blossom, Repetto Eau Florale, and still another for Van Cleef & Arpels. New entrants for men are also in the works. We will be unveiling one for Balmain, the first new men’s scent created by Inter Parfums, and one each for men and women for Lanvin. Also planned is Private Klub by Karl Lagerfeld, a fragrance duo, with a scent for both men and women. For U.S. operations, in addition to the continuing geographic rollout of Extraordinary by Oscar de la Renta and Icon by Dunhill, we have Romantica by Anna Sui launching in the fall. The Silk Road Collection by Shanghai Tang just had its official launch with rollout ensuing in different regions throughout the summer and early fall.”

He went on to say, “We already have 2016 in our sights. In addition to product launches in the pipeline for our existing brands, we are also developing programs and business plans for the four new brands that have or soon will be joining our portfolio: Abercrombie & Fitch, Hollister, Rochas and Coach. We continue to expect to close on the Rochas acquisition mid-year.”

Inter Parfums, Inc. News Release May 11, 2015	Page 2

Discussing factors impacting profitability, Russell Greenberg, Executive Vice President and CFO of Inter Parfums, Inc. again stated, “For our European operations, a strong U.S. dollar has a positive effect on our gross margin while a weak U.S. dollar has a negative effect. The average dollar/euro exchange rate for the three months ended March 31, 2015 was 1.13, as compared to 1.37 for the 2014 period, and this resulted in a 64.7% gross profit margin for European operations, compared to 59.6% in last year’s first quarter. With selling, general and administrative expense as a percent of sales equal to last year’s first quarter, 2015 first quarter operating income rose 21%. However, due to the recent and exceptional volatility in currency exchange rates, in the current first quarter, foreign currency losses aggregated $2.0 million versus a negligible gain in the same period one year earlier. The loss incurred for the three months ended March 31, 2015, primarily represents losses from intercompany accounts between our majority owned subsidiary, Interparfums SA, and its other foreign subsidiaries, which were not hedged by the use of foreign currency forward exchange contracts.”

Mr. Greenberg pointed out, “We closed the quarter with working capital of $356 million, including approximately $243 million in cash, cash equivalents and short-term investments, and no long-term debt.”

2015 Guidance

Mr. Greenberg concluded by saying, “We are once again affirming our current 2015 guidance with net sales of approximately $470 million and net income per share attributable to Inter Parfums, Inc. in the range of $0.98 to $1.00 per diluted share. Our guidance for 2015 assumes the dollar remains at current levels and does not include any potential sales of Coach or Rochas branded products.”

Dividend

The Company’s regular quarterly cash dividend of $0.13 per share will be paid on July 15, 2015 to shareholders of record on June 30, 2015.

Conference Call

Management will conduct a conference call to discuss financial results and business developments at 11:00 AM ET on Tuesday, May 12, 2015. Interested parties may participate in the call by dialing (201) 493-6749; please call in 10 minutes before the conference call is scheduled to begin and ask for the Inter Parfums call. The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.interparfumsinc.com and click on the Investor Relations section. Please go to the website at least 15 minutes early to register, and download and install any necessary audio software. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days at Inter Parfums’ website. We suggest listeners use Microsoft Explorer as their browser.

In the more than 30 years since its founding, Inter Parfums, Inc. has been selected as the fragrance and beauty partner for a growing list of brands that include Abercrombie & Fitch, Agent Provocateur, Anna Sui, Balmain, Banana Republic, bebe, Boucheron, Coach, Dunhill, Gap, Hollister, Jimmy Choo, Karl Lagerfeld, Lanvin, Montblanc, Oscar de la Renta, Paul Smith, Repetto, Shanghai Tang, S.T. Dupont and Van Cleef & Arpels. Inter Parfums is known for innovation, quality and its ability to capture the genetic code of each brand in the products it develops, manufactures and distributes in over 100 countries worldwide.

Inter Parfums, Inc. News Release May 11, 2015	Page 3

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would," or similar words. You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2014 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Fred Buonocore (212) 836-9607/fbuonocore@equityny.com
rgreenberg@interparfumsinc.com		Linda Latman (212) 836-9609/llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com

See Accompanying Tables

Inter Parfums, Inc. News Release May 11, 2015	Page 4

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share data)

(Unaudited)

	Three months ended March 31,
	2015	2014

Net sales	$109,249	$121,730

Cost of sales	41,639	52,500

Gross margin	67,610	69,230

Selling, general and administrative expenses	46,544	51,807

Income from operations	21,066	17,423

Other expenses (income):
Interest expense	158	273
Loss (gain) on foreign currency	2,006	(49)
Interest and dividend income	(1,196)	(1,111)

	968	(887)

Income before income taxes	20,098	18,310

Income taxes	6,793	6,160

Net income	13,305	12,150

Less: Net income attributable to the noncontrolling interest	3,298	3,256

Net income attributable to Inter Parfums, Inc.	$10,007	$8,894

Net income attributable to Inter Parfums, Inc. common shareholders:
Basic	$0.32	$0.29
Diluted	$0.32	$0.29

Weighted average number of shares outstanding:
Basic	30,979	30,900
Diluted	31,072	31,058

Dividends declared per share	$0.13	$0.12

Inter Parfums, Inc. News Release May 11, 2015	Page 5

CONSOLIDATED BALANCE SHEETS

(In thousands except share and per share data)

(Unaudited)

ASSETS
	March 31, 2015	December 31, 2014
Current assets:
Cash and cash equivalents	$87,242	$90,138
Short-term investments	155,938	190,152
Accounts receivable, net	96,387	90,124
Inventories	104,554	102,326
Receivables, other	1,473	1,542
Other current assets	4,665	4,504
Income taxes receivable	333	929
Deferred tax assets	6,953	6,848

Total current assets	457,545	486,563

Equipment and leasehold improvements, net	8,253	9,187

Trademarks, licenses and other intangible assets, net	88,012	98,531

Other assets	9,953	10,225

Total assets	$563,763	$604,506

LIABILITIES AND EQUITY
Current liabilities:
Loans payable – banks	$425	$298
Accounts payable – trade	53,373	46,646
Accrued expenses	38,678	49,194
Income taxes payable	5,466	3,773
Dividends payable	4,028	3,717

Total current liabilities	101,970	103,628

Deferred tax liability	1,894	2,154

Equity:
Inter Parfums, Inc. shareholders’ equity:
Preferred stock, $.001 par; authorized 1,000,000 shares; none issued
Common stock, $.001 par; authorized 100,000,000 shares; outstanding 30,982,101 and 30,977,293 shares at March 31, 2015 and December 31, 2014, respectively	31	31
Additional paid-in capital	60,470	60,200
Retained earnings	380,100	374,121
Accumulated other comprehensive income (loss)	(51,059)	(15,823)
Treasury stock, at cost, 9,897,995 shares at March 31, 2015 and December 31, 2014, respectively	(36,464)	(36,464)

Total Inter Parfums, Inc. shareholders’ equity	353,078	382,065

Noncontrolling interest	106,821	116,659

Total equity	459,899	498,724

Total liabilities and equity	$563,763	$604,506